Exhibit 11

                             THE QUIGLEY CORPORATION
                    Computation of Earnings (Loss) Per Share

         Net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock and common stock equivalents outstanding during each year. As the Company sustained loses in all periods set forth below, the inclusion of common stock equivalents would be anti-dilutive in nature and are not included in the per share calculations.

                        FOR THE YEAR ENDED SEPTEMBER 30,
                        --------------------------------


                                    1996               1995            1994
                                    ----               ----            ----

Earnings (Loss) per
Share:

Net Loss before
cummulative effect
adjustment                        $(694,269)         $(152,556)     $(95,348)

Cumulative effect
adjustment                                _                  _        21,564
                                  ---------          ---------      --------


Net Income (loss)                 $(694,269)         $(152,556)     $(73,784)
                                  ==========         ==========     =========


Weighted average
number of shares
outstanding                       4,065,589          3,143,245     2,685,301
                                  ---------          ---------     ---------


Assumed issuances
under exercise of
stock options and
warrants                                  -(1)               -(1)          -(1)

Loss per share before
cummulative effect
adjustment                           $ (.17)             $(.05)      $  (.04)

Cumulative effect
adjustment                                _                  _           .01
                                     ------              ------      --------

Loss per share                       $ (.17)             $(.05)      $  (.03)
                                     ======              ======      =========

(1) Common stock equivalents outstanding in 1994, 1995 and 1996 were anti-dilutive and therefore not included.